Exhibit 10.39

AGREEMENT AND MUTUAL RELEASE

This AGREEMENT AND MUTUAL RELEASE (“Agreement”) is made and entered into this 2nd day of September, 2005 (the “Effective Date”), by and between CellStar (Asia) Corporation Limited, a Hong Kong company (“CellStar Asia”), CellStar Corporation, a Delaware corporation and parent company of CellStar International Corporation/Asia, a Delaware corporation (“CellStar”), and Hong An-Hsien (the “Horng”).

WITNESSETH:

WHEREAS, Horng is employed as chairman of CellStar Asia, pursuant to that one certain Employment Agreement dated effective as of July 5, 2002 (the “Employment Agreement”) by and between Horng, CellStar Asia and CellStar; and

WHEREAS, Horng serves as a member of CellStar Asia’s board of directors, and as a director of various subsidiary and affiliated companies; and

WHEREAS, Horng, by and through a new corporation to be designated by Horng prior to the closing (“Newco”), has entered into a Stock Purchase Agreement, dated as of August 24, 2005, (the “SPA”) under the terms of which Newco is purchasing a majority of the shares of capital stock of CellStar Asia; and

WHEREAS, since following the closing of the transactions contemplated and described in the SPA, CellStar will not retain any interest in CellStar Asia and, as a result, desires to terminate the Employment Agreement and be released of any and all obligations thereunder; and

WHEREAS, the Parties desire to finally, fully and completely resolve all disputes that may now exist or may hereafter arise between them relating to the employment relationship between CellStar Asia and Horng, and any and all matters concerning or in any manner relating to the Employment Agreement, and all benefits and compensation to which Horng may be entitled in connection with his employment by or service on the board of directors of CellStar Asia and its subsidiaries and affiliates;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the closing of the transactions contemplated and described in the SPA, the Parties agree as follows:

1. Termination of Employment Agreement. The parties hereby agree to terminate the Employment Agreement as of the Effective Date. Following closing, Horng and CellStar Asia may enter into such employment arrangements, as they deem appropriate, with no continuing liability or obligation of CellStar.

2. Continuing Non-Competition and Confidentiality Obligations. The Non-Competition and Confidentiality obligations of Horng set forth in Article 2 of the Employment Agreement shall continue in full force and effect to the extent allowed by law for a period of eighteen (18) months; provided, however, that Horng shall be allowed to engage in “Competing Business” (as that term is defined in the Employment Agreement) within the Asia Pacific Region.

3. Stock Option Rights. Upon termination of the Employment Agreement, all vested stock options previously granted to Horng under the CellStar Corporation Long-Term Incentive Plan shall be exercisable in accordance with the terms of the applicable Incentive Stock Option Agreements. Any unvested stock options shall forfeit to CellStar in accordance with the terms of the applicable Incentive Stock Option Agreements.

4. Release By Horng. Horng hereby releases CellStar and its employees, officers, agents, directors, stockholders and affiliates (collectively referred to as “Releasees”), from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys fees) of any kind whatsoever, which arise out of actions taken by CellStar through its Directors or executive officers of CellStar who acted in good faith and had no reasonable cause to believe their conduct was unlawful or illegal, including, but not limited to, claims under federal, state or local constitution, statute, law, ordinance or regulation, through the Effective Date, including, but not limited to, disputes or claims arising out of Horng’s Employment Agreement, hiring, employment or termination of such Employment Agreement, including any disputes regarding compensation, bonus, stock, or options. This Release includes, but is not limited to, all claims, whether arising in contract or allegations of tort, common law or assertion of federal or state statutory rights, encompassing claims of age discrimination, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, defamation, and any claims or benefits under PRC or Hong Kong national, provincial and local laws, ordinance or regulations, as well as any expenses, costs or attorneys fees. Horng does not release his right to enforce the terms of this Agreement. For purposes of this Agreement the term “Affiliate” means a party, person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where “control”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

5. Representations by Horng. Horng hereby represents and warrants to CellStar that he has fully cooperated with the review of certain issues involving the financial accounts of Shanghai CellStar and Cellstar Asia and their affiliates, and has fully disclosed to CellStar’s executive management and Audit Committee of its Board of Directors all relevant and material information known to him in connection with such review up to the date hereof. Horng further represents and warrants to CellStar that, during the course of his employment with CellStar Asia, he has not knowingly engaged in any conduct that was unlawful or illegal, and he accepted no bribes, kickbacks or commissions from customers or vendors of Shanghai CellStar or CellStar Asia.

6. Release By CellStar. CellStar hereby releases Horng, from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any kind whatsoever which arise out of actions taken by Horng while serving CellStar Asia and/or Cellstar Corporation and acting in good faith, and which he had no reasonable cause to believe the conduct was unlawful or illegal, including, but not limited to, claims under federal, state or local constitution, statute, law, ordinance or regulation provided, however, CellStar does not release its right to enforce the terms of this Agreement.

7. Assistance. Horng shall be available during normal business hours to testify (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to CellStar in connection with any claim or suit. Horng shall cooperate within reason with CellStar and at Cellstar’s expense regarding any pending or subsequently-filed litigation, claims or other disputed items involving CellStar Asia and/or Shanghai CellStar that relate to matters within the knowledge or responsibility of Horng during his employment. Horng shall (i) meet with CellStar’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; and (ii) provide truthful testimony regarding same to any court, agency or other adjudicatory body . In connection with the provision of the above assistance, Horng shall be entitled to representation at all times by an attorney of his choosing, and shall be reimbursed on a timely basis for such reasonable legal expenses incurred as a condition of such continuing cooperation. The assistance provided hereunder may be provided by Horng at the principal offices of CellStar Asia, unless otherwise required by law or otherwise agreed by Horng. As a reciprocal obligation of CellStar hereunder, CellStar shall, upon the approval of the Audit Committee of its board of directors, make available to Horng and his designated representatives within 45 days from the date hereof and subject to their execution of a confidentiality agreement satisfactory to the Committee, a copy of such information regarding the Committee’s conclusions resulting from review of accounts receivable issues related to the PRC operations as was provided to the Board of Directors of CellStar.

8. Breach. In the event either party breaches any term or provision of this Agreement, the non-breaching party may bring suit in a court of competent jurisdiction to enforce any term or provision of this Agreement, and in the event said court determines that a party has breached or failed to perform any material term or provision of this Agreement, damages and injunctive relief may be issued against such party.

9. Recovery Of Attorneys Fees. If either party seeks and obtains judicial or equitable relief for any violation of this Agreement by the breaching party, the non-breaching party shall be entitled to recover from the breaching party its costs and reasonable attorneys’ fees expended in such effort.

10. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to CellStar:

CellStar Corporation

1730 Briercroft Court

Carrollton, Texas 75006 U.S.A.

Fax: 972-466-5030

Attn: General Counsel

If to CellStar Asia:

CellStar (Asia) Corporation Limited

If to Horng:

c/o Stephan, Oringher, Richman & Theodora

    2029 Century Park East, Sixth Floor

    Los Angeles, California 90067

    Attention: Martha Shen-Urquidez

    Fax: (310) 551-0283

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger services, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

11. Joint Preparation. The Parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each Party’s respective legal counsel, and to the extent that any ambiguity should appear, now, or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either Party.

12. Non-Admission. This Agreement shall not in any way be construed as an admission by any Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right. CellStar, CellStar Asia and Horng acknowledge that each has willingly to entered into this Agreement described herein.

13. Review By Counsel. The Parties acknowledge that they have thoroughly discussed all aspects of this Agreement and the effect of same with their respective legal counsel,

that they have had a reasonable time to review the Agreement, that they fully understand all the provisions of the Agreement and are voluntarily entering into this Agreement. The parties further represent that they have not transferred or assigned to any person or entity any claim involving the other party or any portion thereof or interest therein.

14. Execution In Multiple Counterparts. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes. This Agreement shall be deemed performable by all Parties in Hong Kong and the construction and enforcement of this Agreement shall be governed by Hong Kong law without regard to its conflicts of law rules.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the day and year first above written.

/s/ Horng An-Hsien
HorngAn-Hsien .

CellStar Corporation

By:	/s/ Elaine Flud Rodriguez
Name:	Elaine Flud Rodriguez
Title:	Senior Vice President

CellStar (Asia) Corporation Limited

By:	/s/ Elaine Flud Rodriguez
Name:	Elaine Flud Rodriguez
Title:	Director

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